Exhibit 10.21
Summary Sheet of Base Salary Increases
Effective October 1, 2007 for
Certain Named Executive Officers
     On October 22, 2007, the Compensation Committee of the Board of Directors of Diamond Offshore Drilling, Inc. (the “Company”) increased the base salaries of the following executive officers of the Company, in accordance with the terms of their respective employment agreements, effective as of October 1, 2007, as follows:

Named Executive Officer	Base Salary Effective October 1, 2007

Lawrence R. Dickerson	$720,000

Gary T. Krenek	$338,880

John L. Gabriel, Jr.	$425,600

John M. Vecchio	$374,150